EXHIBIT 10.4

INTELLECTUAL PROPERTY LICENSE AGREEMENT

This INTELLECTUAL PROPERTY LICENSE AGREEMENT (this “Agreement”), dated as of April 4, 2025 (the “Effective Date”), is by and between Copa Di Vino Wine Group Inc. and Splash Beverage Group II, Inc. (collectively, the “Licensors”) and Copa Di Vino Corporation (the “Licensee”).

RECITALS

A.       Licensee is original developer and producer of the Copa Di Vino wine products (the “Products”). Licensee sold substantially all of its assets, including the rights and related equipment to produce the Products, to Licensors. Licensee also provided a lease of real property utilized by Licensors to continue to operate the production facility for the Products and otherwise maintain the Copa di Vino® brand. Disputes concerning the lease and alleged A/R financing arrangements have evolved, and Licensee filed two lawsuits based on those disputes, terminated the applicable lease, and obtained a judgment of eviction against Licensor in Oregon (the “Oregon and Florida Litigation”).

B.       In order to resolve the Oregon and Florida Litigation, where Licensee asserts that Licensors failed to perform their obligations under certain alleged A/R financing arrangements and to resolve Licensee’s commercial eviction judgment and termination of a lease and sublease against certain Licensors, inclusive of outstanding liability for unpaid rent along with alleged interest, fees, and costs owed by Licensors, and in order to avoid potential loss of market share for Copa di Vino® Products and to maximize the value of the branding and related intellectual property for such Products, Licensors and Licensee desire to enter into a licensing agreement to allow Licensee to produce the Products and provide a mechanism to resolve the outstanding disputes between the parties.

C.       Therefore, pursuant to the terms and conditions of this Agreement, the parties wish and intend to grant the Licensee certain rights in and to the Licensed IP.

NOW THEREFORE, in consideration of the mutual covenants of the parties as set forth herein, and for other good and valuable consideration that receipt of which is hereby acknowledged, the parties agree as follows:

ARTICLE 1

DEFINITIONS

In this Agreement, the following capitalized terms have the following meanings:

1.1       “Affiliate” means any entity that controls, is controlled by, or is under common control with Licensee, where “control” means beneficial ownership of more than fifty percent (50%) of the outstanding voting securities of an entity, the right to receive fifty percent (50%) or more of the profits or earnings, or the ability otherwise to elect a majority of the board of directors or other managing authority.

1.2       “Confidential Information” has the meaning set forth in Section 8.1.

1.3       “End Products” means wine beverages and any other products bearing Copa di Vino® branding.

1.4       “End Markets” means distributors of alcoholic beverages throughout the United States of America.

1.5       “Gross Sales” means any and all forms of consideration, monetary or otherwise, to which value can be assigned or otherwise received by or on behalf of the Licensee or any of its Affiliates from any third-party end user or customer (other than Licensors’ Affiliates) for any sale of any End Products.

1.6       “IP Rights” or “Intellectual Property Rights” means all trademarks, trade names, good will associated with such trademarks and trade names, designs, copyrights, patents, trade secrets, know-how, rights of confidentiality or confidence, and any other proprietary and intellectual property rights and all applications for any of the above or any registrations thereof.

1.7       “License” or “Licenses” has the meaning set forth in Section 2.1.

1.8       “Licensed IP” means and includes all intellectual property of Licensors related to and used in the production of Copa di Vino® Products. Specifically, the intellectual property includes, all as related to Copa Di Vino®:

● Branding and Trade Dress

● Copyrights

● Know-how, trade secrets and other intellectual property

● Domain and related website registration for copadivino.com, which Licensee will ensure is held and owned by Licensors, including any necessary transfer of the same

● Any other intellectual property purchased or developed by Licensors in connection with the Products.

1.9       “Net Sales” means Gross Sales less the following items insofar as they pertain to the disposition of End Products: (1) ordinary and customary trade, quantity, or cash discounts actually allowed and taken; (2) non-affiliated brokers’ or agents’ commissions actually allowed and taken; (3) import, export, excise, and sales taxes, customs duties, and shipping costs to the extent separately stated on the purchase order, invoice, or other document of sale; and (4) credits for returns (such amounts to be determined from books and records maintained in accordance with generally accepted accounting principles, consistently applied).

1.10       “Premises” has the meaning set forth in Section 3.1.

1.11       “Permitted Use” has the meaning set forth in Section 2.2.

1.12       “Settlement Agreement” has the meaning set forth in Section 5.3.

1.13       “Term” has the meaning set forth in Section 11.1.

1.14       “Termination Amount” means the amounts as calculated under the terms provided in Section 11.2.

1.15       “Territory” means the United States of America and each and every State therein; provided that the Territory may be expanded into additional localities, including foreign nations, based on mutual agreement of the Licensors and the Licensee.

ARTICLE 2

LICENSE GRANT; LIMITATIONS; RESERVATION OF RIGHTS

2.1       Grant of License. Subject to the terms and conditions of this Agreement, and the Licensee’s compliance with the remaining terms and conditions contained herein, Licensors hereby grant to the Licensee , during the Term, and only in the Territory, an irrevocable (subject to the rights of termination of each of the parties as set out in this Agreement) exclusive (as outlined in Section 2.8), sub-licensable (but only to the extent permitted by Section 2.4), non- assignable (except to the extent permitted by Section 12.9) license in and to the Licensed IP for the Permitted Purpose (collectively, the “License”). Promptly following the execution of this Agreement, the Licensors shall provide to the Licensee access to all tangible and intangible embodiments of the Licensed IP.

2.2       Permitted Use. For purposes of this Agreement, the “Permitted Use” shall mean and include manufacturing, using, distributing, selling, offering for sale, marketing, and exporting the End Products and otherwise exploiting the Licensed IP for commercial purposes as part of Licensee’s business of making and selling the End Products during the Term. All such activities in connection with the End Products (either singularly or collectively) shall be referred to as “Commercialization”. Except as set out in Section 2.3, below and elsewhere in this Agreement, the Licensee will be solely responsible for all costs and expenses associated with all aspects of the Commercialization of the End Products, including without limitation the purchase and maintenance of all hardware, software, systems, equipment, facilities, materials, fixed and variable inputs and supplies, and personnel, marketing, management and other resources. Subject to the License and other express limitations set out in this Agreement, the License shall generally not limit the purposes for which, and the manner in which, the Licensee may Commercialize the End Products which may include, without limitation, exploiting, commercializing or promoting the End Products and the characteristics and benefits that are generated by the Licensed IP on social media accounts or any other media platforms or formats.

2.3       Additional Requirements Regarding Payment of Expenses. Licensee agrees to purchase Raw Materials and to pay employee labor as an out-of-pocket cost. Licensee will use best efforts to fill timely Licensor’s production requirements in connection with Licensee’s production of the Products. In addition, Licensee will fill all outstanding orders for Products placed with Licensors that Licensors have been unable to fulfill owing to lack of finished product inventory. Licensors will facilitate the proper transition and hand-over including any operational records, manuals and/or training required, it being understood and agreed that Licensee’s access to the Licensors’ systems for purposes of gaining such information is sufficient and further understood and agreed that Licensor does not have access or a right to enjoy the Premises and that Licensee is in control of all of the files and records on the Premises. Licensors will further provide Licensee with a limited power-of-attorney or similar authorization to allow Licensee to update registrations and related sales authorizations with state and local regulatory authorities related to the sale of the Products, which such updates will only be made if required for the Commercialization of End Products and with the reasonable approval by Licensors. Licensee will collect all outstanding receivables now outstanding in connection with sales of the End Products before the Effective Date and during the term of the License, which shall be applied to the Termination Amount; provided, however, that Licensors will cooperate with such collection efforts including closing any bank accounts used by such account debtors (and providing proof of such closing to Licensee) and supporting Licensee’s efforts to direct payment of receivables to Licensee. Any expenditures made by Licensee after the Effective Date of this Agreement in connection with this Section 2.3 and chargeable against the Licensors will be subject to interest at fifteen percent per annum (15%) from the date such expenditure is made by Licensee.

2.4       Licensee Limitation. Except for the right to sublicense permitted by Section 2.5 below, Licensee acknowledges and agrees that the License (1) only permits the Licensee (and any permitted assigned) to directly exercise the rights granted pursuant to the License and does not grant the Licensee any right to exercise any of its rights under the License through any intermediaries; (2) all End Products will only be directly manufactured by Licensee (and any permitted assigns); and (3) no changes to the Intellectual Property in the use of this License is permitted unless with the advance written authorization of Licensors, which is discretionary in respect of said Rights.

2.5       Sublicensing Right. Licensee will have a limited right to give sublicenses in the License to the Licensee’s Affiliates and to certain distributors in the End Markets to the extent necessary to assist the Licensee in Commercializing the End Products in the Territory, subject to the following additional terms and conditions (an “Affiliate Sublicense”): (1) the Affiliate acknowledges and agrees in writing that the rights that are part of the Affiliate Sublicense do not exceed the scope of the rights granted to Licensee pursuant to this Agreement (and Licensee shall have in advance provided a copy of the Affiliate’s agreement in a form reasonably acceptable to Licensor); (2) the Affiliate Sublicense required that the Affiliate sublicensee comply with the terms and conditions of this Agreement; (3) the Affiliate Sublicense expressly prohibits the Affiliate sublicensee from granting further sublicenses; and (4) Licensee will be and will remain responsible for any and all damages or losses sustained by Licensors arising out of breach of this Agreement by any Affiliate sublicensee.

2.6       Reservation of Rights by Licensors. Except for the License granted by the Licensors for the Term pursuant to this Agreement, and the right to sublicense permitted by Section 2.4 above , (a) the Licensors solely and exclusively own, and retains and reserves all rights, title, and interest (including without limitation all IP Rights), in and to the Licensed IP and the Licensors’ Confidential Information and, (b) nothing in this Agreement will be construed as granting to Licensee, by implication, estoppel, or otherwise, any of the Licensors’ IP Rights in the Licensed IP or the Licensors’ Confidential Information. All rights granted to the Licensee pursuant to the License herein will automatically revert back to the Licensors on the expiration, cancellation, or termination of this Agreement. Licensors reserve without prejudice the ability to protect its IP Rights in the Licensed IP and Licensors’ Confidential Information from any and all unauthorized uses by any party.

2.7       Licensors’ Rights upon Any Challenge. Licensors will have the right (but not the obligation), at Licensors’ sole election and discretion, to terminate this Agreement in the event Licensee, either directly or indirectly (including through any action by any of its Affiliates), contests or challenges the validity, enforceability, or ownership by Licensors, or any of Licensors’ rights, title, and interest in and to, any of the Licensed IP in any action, claim, cross- claim, counterclaim, or defense before any court, arbitrator, or administrative agency anywhere.

2.8       Exclusivity. The exclusivity of the License Licensors grants Licensee is directed at End Markets in the Territory and premised and conditioned on Licensee commencing commercial scale production of the End Products and of Licensors and Licensee executing the License Agreement, and Licensee otherwise complying with the terms of the Licensing Agreement, and (in addition to the foregoing premises and conditions) is expressly subject to Licensors’ pre- existing obligations (and any new obligations that are similar to such obligations) and all applicable SEC rules and regulations.

ARTICLE 3

USE OF PREMISES AND EQUIPMENT

3.1       Use of Premises; Termination of Lease. Licensors acknowledge that its lease of the premises located at 901 East Second Street, The Dalles, Wasco County, Oregon (the “Premises”) is terminated and that Licensors have no right to occupy or use the Premises.

3.2       Use of Equipment. As further consideration for the promises made under this Agreement, Licensors permit Licensee to use all equipment and related personal property located on the Premises as of the Effective Date of this Agreement in connection with the License for the Commercialization and production of the End Products. Such permitted use will continue for the duration of the Term of this Agreement.

3.2.1	In connection with such use of the equipment and related personal property located on the Premises, Licensee will be responsible for providing storages, parts, maintenance, repairs, services for, materials for, and any labor upon such equipment and related personal property.

3.2.2	The Parties agree that the payment of the Termination Amount to Licensee by Licensors represent the charges for the storage, repair, maintenance and other responsibilities under Section 3.2.1.

3.3       Acknowledgement of Outstanding Liens; No Merger. Licensors and Licensee acknowledge the existence of myriad security interests, encumbrances, and liens upon the equipment and personal property described in Section 3.2. Further, the parties acknowledge the existence of liens in favor of Licensee against such equipment and personal property and that such liens will be terminated upon the Effective Date of this Agreement and the Settlement Agreement. Notwithstanding such acknowledgment, to the extent permitted by law, nothing under this Agreement and, specifically, Licensee’s permitted use under Section 3.2 will serve to merge Licensee’s rights as a lien creditor with ownership rights in the equipment and personal property described in Section 3.2. Notwithstanding the remainder of this Section, Licensee shall provide Licensor copies of its proprietary information in the Premises upon reasonable request and inspection of the Premises at reasonable times on reasonable notice to validate performance of this License Agreement.

ARTICLE 4

PRODUCTION TRANSITION; ACTIVITIES UNDER LICENSE

4.1       Resuming Production. In order to facilitate the implementation of the license provided in this Agreement and resumption of production of the End Products, the parties agree to use their best efforts to cooperate on such matters related to the Commercialization as necessary to ensure the outstanding customer orders for the End Products are fulfilled on a timely basis.

4.2       Licensee Activities After Transition. On or before the Effective Date of this Agreement, Licensee and its permitted Affiliate Sublicensees will:

a)       Restart production of the Products at the facility, acquire Raw Materials, and employ such individuals as necessary to continue meeting demand in the End Markets;

b)       Restore all finished product inventory removed by or for Licensee from the Premises;

c)       Fulfill all open orders that said finished product inventory was earmarked for;

d)       Use the Intellectual Property in branding, marketing, and related uses for the Products;

e)       Update registrations with state and local authorities as necessary to allow Licensee to sell Products in End Markets;

f)       Use Licensors’ and Licensee’s existing sales capabilities to sell the Products to current and future Licensee customers in the End Markets;

g)       Jointly communicate with Licensors (including pre-transition) to distributors and other customers for the Products regarding production and administration of outstanding customer accounts receivable, to include claw back of any confidential information provided;

h)       Take such steps as necessary to ensure ownership of the copadivino.com domain is held and set to super admin by and with Licensors;

i)       Make best efforts to collect all outstanding A/R from distributors and, to the extent of prior communications to such distributors from the copadivino.com domain, make best efforts to restore distributor relations; and

j)       Maintain in all respects the Copa di Vino® brand.

4.3       Licensors Activities after Transition. After the transition from A/R financing to IP licensing, Licensors will make available all the Intellectual Property. As noted above, Licensors will jointly communicate with Licensee (including pre-transition) to distributors and other customers for the Products regarding production and administration of outstanding customer accounts receivable.

4.4       Sale of End Products. During the time period described in Section 11.2 and subject to the remainder of this Agreement, the Licensee will have reasonable discretion to determine the pricing at which, and customers to whom, End Products will be sold. During the time period described in Section 11.2 and subject to the remainder of this Agreement, the Licensee will also have reasonable discretion to package and label End Products for sale. Subject to the remainder of this Agreement, Licensee’s exercise of its reasonable discretion under this Section will require incorporation of reasonable direction or recommendations provided by the Licensors for the purpose of preserving the End Products for use by customers. For avoidance of doubt, during all time periods where Licensors own the IP Rights, all applications of any IP Rights (including changes and derivatives) must be approved in writing in advance by Licensor.

ARTICLE 5

SETTLEMENT AND OTHER FINANCIAL TERMS

5.1       Fixing Current Liability; Settlement Agreement. Without admitting any wrongdoing in connection with the Oregon and Florida Litigation, the parties agreed that there is a liability outstanding owed to Licensee by Licensors in a specific amount (the “Existing Debt”). The Existing Debt is address in the parties’ contemporaneous Settlement Agreement, the performance of which is part of the consideration for this Agreement.

5.2       No Prior Agreements. All obligations of the respective parties respecting the licensing and settlement of the Oregon and Florida Litigation will be controlled by this Agreement and the Settlement Agreement.

ARTICLE 6

RECORDS; LICENSORS’ RIGHT TO AUDIT

6.1       Records to be Kept by Licensee. Licensee shall maintain detailed records of all Gross Sales and Net Sales made under the license granted under this Agreement, all expenditures made by Licensee in connection with the End Products (through any termination under Section 11.2), all uses of the registration authority provided in Section 2.3, and all expenditures made to maintain or defend the IP Rights. Such records will be maintained in the manner that Licensors generally keeps it proprietary and confidential business records, subject to any reasonable requests from Licensor as to such records to meet regulatory requirements, and, during the time period described in Section 11.2, will be placed in electronic systems accessible at any time by Licensors for inspection, with physical records also available for inspection at a reasonable time upon reasonable notice.

6.2       Audits. Licensee and Licensors will jointly employ the services of a mutually agreed third-party accounting firm in connection with the licensing and related agreements with the cost of such employment to be split evenly between Licensee and Licensors. Such accounting firm will be tasked with (a) auditing the amount of the Existing Debt and (b) determining the amount necessary to satisfy the Termination Amount. Notwithstanding the foregoing, the Parties shall endeavor in good faith to estimate the Termination Amount between three and one weeks before the 6 month anniversary of the Effective Date. If the parties cannot agree on a third party accounting firm within the first 10 days of said good faith estimate, then they shall engage Marcum, LLP whom they will jointly and severally pay.

ARTICLE 7

INTELLECTUAL PROPERTY DEFENSE

7.1       Responsibility for Defense. Licensors, at their own cost and in their discretion, will take all reasonably necessary steps to establish and defend the Intellectual Property. In the event Licensors fails to establish and defend the Intellectual Property, Licensee shall have the right, but not the obligation, to act in its stead, but cannot increase the Termination Amount otherwise owed by the cost of such activity, including professional time and capital cost, unless Licensors shall agree that the enforcement is necessary to protect the brand (Licensors’ discretion).

ARTICLE 8

CONFIDENTIAL INFORMATION

8.1       Additional Defined Terms.

8.1.1       The term “Confidential Information” means (1) any nonpublic, proprietary business, commercial, or technical information of a Disclosing Party (as defined below), whether in written or verbal form, relating to its business, products, customers, operations, financial status, technology, or Intellectual Property Rights; and (2) any information marked or otherwise designated by a Disclosing Party as confidential or proprietary; provided, however, if any information is disclosed by a Disclosing Party in oral form, the Disclosing Party will thereafter summarize it in writing and transmit it to the Receiving Party within 30 days of the oral disclosure otherwise such information will no longer be treated as “Confidential Information” after the expiration of such 30-day period. Without limiting the generality of the foregoing, Licensors’ Confidential Information will include, but is not limited to, nonpublic aspects of the Licensed IP.

8.1.2       The term “Disclosing Party” means any party to this Agreement that discloses, or has disclosed on its behalf, Confidential Information to a Receiving Party.

8.1.3       The term “Purpose” means the performance, by a party to this Agreement, of its duties pursuant to, and in accordance with the terms and conditions of, this Agreement only.

8.1.4       The term “Receiving Party” means the party to this Agreement that receives Confidential Information of the Disclosing Party.

8.2       Obligations of Receiving Party.

8.2.1       Use and Disclosure of Confidential Information. A Receiving Party will use the Disclosing Party’s Confidential Information solely to further the Purpose and for no other use whatsoever. Without in any way limiting the foregoing or any other provisions in this Agreement that may limit the Receiving Party’s use of Disclosing Party’s Confidential Information, the Receiving Party agrees (1) it will not disclose, give access to, or otherwise distribute any of Company’s Confidential Information to any third party, including, but not limited to, any Affiliate of the Receiving Party; and (2) it will not copy or otherwise reproduce any of the Disclosing Party’s Confidential Information. Receiving Party will take reasonable security precautions (at least as protective as the precautions it takes to preserve its own Confidential Information of a similar nature) to keep Disclosing Party’s Confidential Information confidential.

8.2.2       Notification of Unauthorized Use. Receiving Party will notify Disclosing Party promptly on (1) discovery of any unauthorized use or disclosure of any Confidential Information; or (2) any breach of this Agreement by Receiving Party, and Receiving Party will cooperate with Disclosing Party in every reasonable way, at Receiving Party’s expense, to help Disclosing Party regain possession of the Confidential Information and prevent further unauthorized use or disclosure.

8.2.3       Return of Materials. At Disclosing Party’s request, upon termination of this Agreement, Receiving Party will (1) promptly return all originals, copies, reproductions, and summaries of Disclosing Party’s Confidential Information; or (2) at Disclosing Party’s option and request, destroy the same and provide written certification by an officer of destruction to Disclosing Party.

8.3       Exclusions from Confidential Information. Confidential Information does not include information that the Receiving Party can document to Disclosing Party’s reasonable satisfaction

(1) was generally known to the public at the time disclosed by Disclosing Party; (2) became generally known to the public other than through a breach of this Agreement by the Receiving Party after the time of disclosure to Receiving Party by Disclosing Party; (3) was in Receiving Party’s possession, free of any obligation of confidentiality at the time of disclosure to Receiving Party by Disclosing Party; (4) was rightfully received by Receiving Party from a third party, free of any obligation of confidentiality after disclosure by Disclosing Party to Receiving Party; (5) was independently developed by Receiving Party without reference to, or use of, Confidential Information disclosed by Disclosing Party or by otherwise breaching any provision of this Agreement; or (6) was ordinarily known and exchanges with a Receiving Party in fulfillment of the Disclosing Parties activities described in Section 4.2 and Section 4.3 of this Agreement.

8.4       Judicial Orders; Regulations. Receiving Party may disclose Confidential Information as required to comply with binding orders of governmental entities that have jurisdiction over it or as otherwise required by law; provided, however, Receiving Party must (1) give Disclosing Party reasonable written notice to allow Disclosing Party to seek a protective order or other appropriate remedy (except to the extent Receiving Party’s compliance with the foregoing would cause it to violate a court order or other legal requirement); (2) disclose only such portion of information as is required by the governmental entity or otherwise required by law, and protect the remainder of the Confidential Information; and (3) at Disclosing Party’s request and expense, use commercially reasonable efforts to obtain confidential treatment (e.g., by protective order or equivalent) for any Confidential Information so disclosed. Nothing in this clause or the rest of this Agreement restricts in any way Licensors’ obligations by virtue of its public interest, including SEC rules and regulations.

ARTICLE 9

REPRESENTATIONS AND WARRANTIES OF LICENSORS; LIMITATION OF LIABILITY

9.1       Licensor’s Representations and Warranties. Licensors hereby represents and warrants the following:

(a)       that Licensors are corporations in good standing;

(b)       that Licensors have the corporate authority to enter into this Agreement;

(c)       that Licensors have the authority to grant the Licenses pursuant to the terms and conditions of this Agreement and subject to prior obligations of Licensors;

(d)       that Licensors own or have licenses for the all Intellectual Property; and

(e)       that the Intellectual Property is provided on an as-is, where-is basis.

9.2       Licensee’s Representations and Warranties. Licensee hereby represents and warrants the following:

(a)       that Licensee is a corporation in good standing and that any sublicensed Affiliate will be organized and in good standing;

(b)       that Licensee’s performance of the Licenses herein will at all times comply with all applicable laws, rules, and regulations;

(c)       that Licensee has the authority, ability, and financial wherewithal to perform the Licenses herein;

(d)       that Licensee will not over-build production relative to reasonable forecasts; and

(e)       that Licensee will not utilize the License in any way that harms, dilutes, damages, or tarnishes the IP Rights.

ARTICLE 10

REPRESENTATIONS, WARRANTIES AND COVENANTS OF LICENSEE; INDEMNIFICATION

10.1       Indemnification. Licensors and Licensee will each indemnify the other against any breach of their respective representations, warranties and covenants, but not for the negligent or more culpable conduct of a party or its representatives, sublicensees, and service providers (the “Indemnified Claims”).

10.2       Defense. Licensors will defend Licensee, and vice versa, from any and all Indemnified Claims, as defined above. The party providing such defense (the “Defending Party”) will pay all reasonable attorney and expert fees and costs relating to such defense and will conduct all steps or proceedings in connection with such defense and as required to settle or defend such Indemnified Claims, including without limitation the employment of counsel reasonably satisfactory to the party being defended. The Defending Party may, however, by providing notice to the party being defended (the “Claimant Party”), assume sole control of such defense and thereafter (1) the Defending Party will be responsible for its attorney and expert fees and costs relating to such defense; (2) the Claimant Party will have the right to employ separate counsel and to monitor and participate in such defense, at the Claimant Party’s expense. The Defending Party will consider in good faith the views of such counsel and keep the Claimant Party and such counsel reasonably informed of the progress of any Indemnified Claims. No party may settle claims under this Section unless all parties affected by the terms agree.

10.3.       Indemnification Process. Claimant Party will provide Defending Party with reasonably prompt written notice of any Indemnified Claim. Claimant Party will, at Defending Party’s expense, provide reasonable cooperation to Defending Party in connection with the defense or settlement of any such Indemnified Claim. Defending Party may not settle any Indemnified Claim on Claimant Party’s behalf without first obtaining Claimant Party’s written permission.

ARTICLE 11

TERM AND TERMINATION

11.1       Term. The term of this Agreement (the “Term”) will commence on the Effective Date of this Agreement and, unless terminated earlier under this Article 11, will continue to the end of life of the Intellectual Property.

11.2       Termination Election by Licensors. At any time within six (6) months of the Effective Date of this Agreement, Licensors may elect to terminate the licensing by paying to Licensee the Termination Amount, which will consist of (a) the Existing Debt plus interest and other charges provided for in the Settlement Agreement, (b) amounts expended by Licensee, less any permissible amounts expended by Licensors, under this Agreement, including interest, (c) the amount necessary to repurchase a reasonable amount of non-close dated (or expired)

then-existing inventory held by Licensee, and (d) a termination fee of Fifty Thousand Dollars ($50,000). Such Termination Amount will be subject to a reconciliation such that payment within 10% (above or below) of the initially determined Termination Amount will be sufficient to satisfy the termination election. Parties will reconcile the total amount within thirty (30) days of such termination through good faith negotiation or, if necessary, mediation by mutual agreement of the Parties as to format and location.

11.3       Termination Election by Licensee. If Licensors do not elect to terminate this Agreement under Section 11.2, then the Licensee will have a one-time right beginning on the nine month anniversary of the effective date of the license for a period of one year after such date, but not the obligation, to acquire the IP and related equipment under this Agreement for fair market value (“FMV”) less a reasonable discount for a distressed purchase and after application of the Termination Amount as a credit (which transaction must satisfy Licensors’ Board and applicable securities rules and not violate Licensors’ other obligations). Within 90 days of the end of the 6 month period in the last section, Licensee may engage a mutually agreeable independent third party to determine the FMV as of the date that is 180 days after the Effective Date of this Agreement. If Licensors do not agree, they may engage a national firm or their current auditor to determine the FMV and the two FMVs shall be averaged. Licensors shall have the right to pay the Termination Amount up to and through the closing of the purchase contemplated by this Agreement, but shall be responsible for the reasonable costs of Licensee’s valuation if it is completed before Licensors pay such amount after the 6 month period set forth in the last Section.

11.4       Additional Provisions if No Termination Election. In the event that neither Licensor nor Licensee exercise the termination elections under Section 11.2 or Section 11.3, then this License continues for the duration of the Term. Provided, however, that to the extent available under applicable law, Licensee may assert a statutory lien upon the equipment and related personal property in connection with the Termination Amount and the agreed charges described in Section 3.2, Section 3.2.1, and Section 3.2.2.

11.4       Effect of Termination. Upon the expiration, cancellation, or termination of this Agreement for any reason, except a consummated purchase by Licensee under Section 11.3, the following terms and conditions apply:

(a)       All Licenses under this Agreement will immediately terminate and all rights in such Licenses will automatically revert back to the Licensors.

(b)       Licensee will promptly return to Licensors all copies of Confidential Information, and any and all other information, data, formulae, manufacturing instructions, specifications, quality assurance procedures, and records supplied by the Licensors, whether confidential or otherwise (including all copies made by Licensee).

(c)       Licensee will transfer to Licensors any and all records, books, papers, and samples required to be kept by this Agreement.

(d)       All amounts due to Licensee from Licensors shall be immediately due and payable together with all applicable interest and other charges.

(e)       The Parties in good faith will reconcile any minor outstanding balances due.

11.5       Survival. All provisions of this Agreement that by their terms, nature, or context are intended by the parties to survive the termination, expiration, or cancellation of this Agreement will do so.

ARTICLE 12

GENERAL PROVISIONS

12.1       Entire Agreement. This Agreement, along with its exhibits, represent the entire agreement between the parties as to the matters set forth and integrates all prior discussions or understandings between them. This Agreement may only be modified or amended in writing by a document signed by an authorized representative of Licensors and Licensee.

12.2       Nonwaiver. The failure of either party to assert a right hereunder or to insist on compliance with any term or condition of the Agreement will not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition by the other party.

12.3       Enforceability. If any provision of this Agreement is held by a court of competent jurisdiction to be illegal, invalid, or unenforceable, the remaining provisions will remain in full force and effect.

12.4       Governing Law. This Agreement will be construed and enforced in accordance with the laws of the state of Nevada, without giving effect to the conflict-of-law principles thereof, and applicable federal law.

12.5       Venue. Any action or suit brought by the parties relating to this Agreement will be brought and conducted solely and exclusively (a) in the state and federal courts in the state of Oregon (U.S.A.), if Licensors initiate the dispute and (b) in the state and federal courts in the State of Florida, Miami-Dade County, if Licensee initiates the dispute. All Parties hereby consent (and consent on behalf of their Affiliates) to personal jurisdiction of such courts, waive any objection to venue in such courts, and waive any claim that such forum is an inconvenient forum.

12.6       No Joint Venture. Nothing contained in this Agreement will be construed as creating a joint venture, partnership, or employment relationship between the parties hereto. Except as specified herein, neither party shall have the right, power, or implied authority to create any obligation or duty, express or implied, on behalf of the other party hereto.

12.7       Notices. All notices to be given hereunder will be given in writing by personal delivery, express courier, facsimile, email delivery, or by regular U. S. Postal Service, postage prepaid, to either party at the address or number set forth below, or to such other addresses or numbers as either party may hereafter indicate pursuant to this section. Unless otherwise provided in this Agreement, (1) any communication or notice so addressed and mailed via U.S. Postal Service will be deemed to be given 10 days after mailing; (2) any communication or notice delivered by facsimile will be deemed to be given when the transmitting machine generates a receipt of a successful transmission of the notice; (3) any communication or notice delivered by email will be deemed to be given when the email is sent; and (4) any communication or notice given by personal delivery will be deemed to be given immediately upon such delivery, provided such delivery is made to the person indicated below:

If to LICENSORS                                 Splash Beverage Group II, Inc.

                                                               Attn.: Legal Department and CEO

                                                               1314 East Las Olas Boulevard, Suite 221

                                                               Fort Lauderdale, Florida 33301

If to LICENSEE                                    __________________

                                                               __________________

Fax:                                                        __________________

Email:                                                     __________________

12.10 Assignment. The Licensors have the right to assign this Agreement incident to fund raising or other transactions. During all time periods where Licensor owns the IP Rights, the Licensee’s rights are personal and it cannot assign this Agreement except with Licensors’ prior written agreement, which may be withheld in their discretion.

12.9       Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument and be binding upon the parties.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives in counterparts as of the Effective Date.